Exhibit 99.2

UroGen Pharma Announces Pricing of Public Offering of Ordinary Shares and Pre-Funded Warrants

PRINCETON, N.J. – (BUSINESS WIRE) – June 17, 2024 – UroGen Pharma Ltd. (Nasdaq: URGN), a biotech company dedicated to developing and commercializing innovative solutions that treat urothelial and specialty cancers, today announced the pricing of an underwritten public offering of 5,000,000 ordinary shares at a price to the public of $17.50 per ordinary share, and, to certain investors in lieu of issuing ordinary shares, pre-funded warrants to purchase 1,142,857 ordinary shares at a purchase price of $17.499 per pre-funded warrant, which equals the public offering price per ordinary share less the $0.001 per share exercise price for each pre-funded warrant. The gross proceeds to UroGen from the offering, before deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $107.5 million. In addition, UroGen granted the underwriters a 30-day option to purchase up to an additional 921,428 ordinary shares at the public offering price, less underwriting discounts and commissions. The offering is expected to close on June 20, 2024, subject to satisfaction of customary closing conditions.

TD Cowen and Guggenheim Securities are acting as joint book-running managers for the offering. Oppenheimer & Co. is acting as lead manager for the offering. Ladenburg Thalmann is acting as co-manager for the offering. H.C. Wainwright & Co. is acting as financial advisor to the Company for the offering.

The offering is being made pursuant to a shelf registration statement on Form S-3, including a base prospectus, filed with the Securities and Exchange Commission (the “SEC”) and declared effective on November 29, 2022. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectuses relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement (when available) and accompanying prospectus may be obtained by contacting TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, by telephone at (855) 495-9846 or by email at TD.ECM_Prospectus@tdsecurities.com; or Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, New York, NY 10017, telephone: (212) 518-5548, email: GSEquityProspectusDelivery@guggenheimpartners.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About UroGen Pharma Ltd.

UroGen is a biotech company dedicated to developing and commercializing innovative solutions that treat urothelial and specialty cancers because patients deserve better options. UroGen has developed RTGel® reverse-thermal hydrogel, a proprietary sustained-release, hydrogel-based platform technology that has the potential to improve the therapeutic profiles of existing drugs. UroGen’s sustained release technology is designed to enable longer exposure of the urinary tract tissue to medications, making local therapy a potentially more effective treatment option. Our first product to treat low-grade upper tract urothelial cancer and investigational treatment UGN-102 (mitomycin) for intravesical solution for patients with low-grade non-muscle invasive bladder cancer are designed to ablate tumors by non-surgical means. UroGen is headquartered in Princeton, NJ with operations in Israel.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including without limitation statements regarding, among other things, UroGen’s expectations about the timing and completion of the offering; expected gross proceeds from the offering; the potential for RTGel® to improve the therapeutic profiles of existing drugs; and the potential of UroGen’s sustained release technology to make local delivery more effective as compared to other treatment options. The words “expects,” “potential,”

“may,” “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including risks relating to UroGen’s inability, or the inability of underwriters, to satisfy the conditions to closing for the offering; uncertainties associated with UroGen’s ongoing and planned clinical trials; UroGen’s RTGel® technology may not perform as expected; UroGen may not successfully develop and receive regulatory approval of any other product that incorporates RTGel® technology; the impacts of general macroeconomic and geopolitical conditions, high inflation, and uncertain credit and financial markets on UroGen’s business, clinical trials, and financial position; and other risks and uncertainties that are described in the Risk Factors section of UroGen’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 13, 2024, and other filings UroGen makes with the SEC from time to time. The events and circumstances discussed in such forward-looking statements may not occur, and UroGen’s actual results could differ materially and adversely from those anticipated or implied thereby. Any forward-looking statements contained in this press release speak only as of the date hereof, and UroGen expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise.

INVESTOR CONTACT:

Vincent Perrone

Senior Director, Investor Relations

vincent.perrone@urogen.com

609-460-3588 ext. 1093

MEDIA CONTACT:

Cindy Romano

Director, Corporate Communications

cindy.romano@urogen.com

609-460-3583 ext. 1083